Registration No. 333-

      As filed with the Securities and Exchange Commission on May 31, 2006

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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                                 LANOPTICS LTD.
             (Exact name of registrant as specified in its charter)

             ISRAEL                                NOT APPLICABLE
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
incorporation or organization)

                                1 HATAMAR STREET
                                   PO BOX 527
                              YOKNEAM 20692, ISRAEL
               (Address of Principal Executive Offices) (Zip Code)

                  LANOPTICS LTD. 2003 ISRAELI SHARE OPTION PLAN
                            (Full title of the plan)

                              PUGLISI & ASSOCIATES
                          850 LIBRARY AVENUE, SUITE 204
                                  P.O. BOX 885
                             NEWARK, DELAWARE 19715
                     (Name and address of agent for service)

                               TEL. (302) 738-6680
          (Telephone number, including area code, of agent for service)

                                   Copies to:

  STEVEN J. GLUSBAND, ESQ.                         AARON M. LAMPERT, ESQ.
CARTER LEDYARD & MILBURN LLP                       NASCHITZ, BRANDES & CO.
       2 WALL STREET                                   5 TUVAL STREET
  NEW YORK, NEW YORK 10005                         TEL-AVIV 67897, ISRAEL
       (212) 732-3200                                (972) (3) 623 5000

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                         CALCULATION OF REGISTRATION FEE

=============================== ======================= ======================= ======================= =======================
                                                           PROPOSED MAXIMUM        PROPOSED MAXIMUM
   TITLE OF SECURITIES TO BE         AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
          REGISTERED                REGISTERED (1)              SHARE                    PRICE           REGISTRATION FEE (2)
------------------------------- ----------------------- ----------------------- ----------------------- -----------------------
Ordinary Shares, par value
NIS 0.02 per share                    90,000 (3)              $6.93 (4)                $623,700                 $66.74
------------------------------- ----------------------- ----------------------- ----------------------- -----------------------

     (1) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of the Registrant's ordinary shares, par value NIS
          0.02 per share (the "Ordinary Shares") that may be offered or issued pursuant to the Registrant's 2003 Israeli Share Option Plan by reason of stock splits, stock dividends or similar transactions.

     (2) Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: proposed maximum aggregate offering price multiplied by 0.000107.

     (3) Issuable under options previously granted under the Registrant's 2003 Israeli Share Option Plan.

     (4) Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, in the case of Ordinary Shares purchasable upon exercise of outstanding options, the proposed maximum offering price is the exercise price provided for in the respective option grant.

                           ---------------------------

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING AS PROVIDED IN RULE 462 UNDER THE SECURITIES ACT OF 1933.

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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities and Exchange Act, as amended (the "Exchange Act") (Commission File No. 000-15375) :

          (a) The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2005;

          (b) The Registrant's Reports of Foreign Private Issuer on Form 6-K submitted to the Commission on February 22, 2006 and May 4, 2006; and

          (c) The description of the issuer's securities contained in the Registrant's Form 20-F for the fiscal year ended December 31, 2005.

     In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant's Registration Statements on Form S-8, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

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ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     EXCULPATION OF OFFICE HOLDERS

     The Israeli Companies Law, 5759 - 1999, or the Israeli Companies Law, provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his duty of loyalty, but may, if permitted by its articles of association, exculpate in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care, except for a breach of his duty of care in the event of a prohibited dividend distribution and other prohibited distributions.

     INDEMNIFICATION OF OFFICE HOLDERS

     The Israeli Companies Law provides that a company may, if permitted by its articles of association, indemnify an office holder for acts or omissions performed by the office holder in such capacity for:

     o a monetary liability imposed upon the office holder in favor of a third party by any judgment, including a settlement or an arbitrator's award approved by a court;

     o reasonable litigation expenses, including attorney's fees, incurred by the office holder as a result of an investigation or proceeding instituted against the office holder by a competent authority, provided that such investigation or proceeding concluded without any indictment being filed against the office holder or the imposition of any monetary liability in lieu of criminal proceedings, or concluded without the filing of an indictment against the office holder but a monetary liability was imposed in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and

     o reasonable litigation expenses, including attorney's fees, incurred by the office holder or charged to him or her by a court: (a) in a proceeding instituted against the office holder by or on behalf of the company or others, (b) in a criminal charge from which the office holder was acquitted, or (c) in a criminal proceeding in which the office holder was convicted of a crime which does not require proof of criminal intent.

     The Israeli Companies Law provides that a company's articles of association may permit the company to indemnify an office holder in respect of the foregoing liabilities either in advance or retroactively, following a determination to this effect made by the company after the occurrence of the event in respect of which the office holder will be indemnified. However, an undertaking by a company to indemnify an office holder in advance for a monetary liability incurred pursuant to a judgment, settlement or court-approved arbitration, must be limited to types of events, which, in the opinion of the company's board of directors, are, at the time of the undertaking, foreseeable due to the company's activities and to an amount or standard that the board of directors has determined is reasonable under the circumstances.

     INSURANCE OF OFFICE HOLDERS

     The Israeli Companies Law provides that a company may, if permitted by its articles of association, enter into a contract for the insurance of the liability of any of its office holders with respect to an act performed by the office holder in such capacity, for:

     o    a breach of his duty of care to the company or others;

     o a breach of his duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that the act would not prejudice the company's interests; or

     o a financial liability imposed upon the office holder in favor of a third party.

     LIMITATIONS ON EXCULPATION, INDEMNIFICATION AND INSURANCE

     The Israeli Companies Law specifically limits the scope of these provisions and provides that a company may not exculpate an office holder from his liability to the company nor indemnify an office holder nor enter into a contract for the insurance of the liability of an office holder for any of the following:

          o a breach by the office holder of the duty of loyalty, unless with respect to indemnification and insurance, the office holder acted in good faith and had reasonable grounds to assume that the act would not prejudice the company;

          o an intentional or reckless breach by the office holder of the duty of care, except for a breach was due to negligence;

          o any act or omission committed with the intent to unlawfully derive a personal benefit; or

          o    any fine or monetary composition imposed on the office holder.

     Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, an office holder must be approved by the company's audit committee and board of directors and, if such office holder is a director, also by the shareholders.

     Our Articles of Association allow us to indemnify, exculpate and insure our office holders for acts or omissions to the fullest extent permitted under the Israeli Companies Law, provided that procuring this insurance or providing this indemnification or exculpation is approved by the audit committee and the board of directors, as well as by the shareholders if the office holder is a director.

     Our audit committee, board of directors and shareholders have resolved to indemnify our office holders to the extent permitted by law and by our articles of association for liabilities not covered by insurance, that are of certain enumerated types of events, and subject to limitations as to amount. Our directors and officers are insured under a directors' and officers' insurance policy that we maintain, subject to the limits of the policy, against certain losses arising from any claims made against them by reason of being or having been such directors or officers, in accordance with the provisions of the Israeli Companies Law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

     4.1       Memorandum of Association of the Registrant (1)

     4.2       Articles of Association of the Registrant (2)

     4.3       LanOptics Ltd. 2003 Israeli Share Option Plan

     5         Opinion of Naschitz, Brandes & Co.

     23.1      Consent of Naschitz, Brandes & Co. (contained in Exhibit 5)

     23.2 Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global

     24        Power of Attorney (included as part of this Registration
               Statement)

     ----------------------------------------

     (1) Filed as Exhibit 3.1 to the Registrant's Registration Statement on Form F-1, registration number 33-52676, and incorporated herein by reference.

     (2) Filed as Exhibit 3.2 to Amendment No. 1 of the Registrant's Registration Statement on Form F-1, registration number 33-52676, and incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

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               (i) To include any prospectus required by Section 10(a)(3) of the
               Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yokneam, Israel on May 30, 2006.

                                              LANOPTICS LTD.


                                              By: /s/ Meir D. Burstin
                                              -----------------------
                                              Dr. Meir D. Burstin
                                              Chairman of the Board of Directors

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Meir D. Burstin and Dror Israel and each of them severally, his true and lawful attorney-in-fact, and agent each with power to act with or without the other, and with full power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of LanOptics Ltd., any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 30, 2006, by the following persons in the capacities indicated.

   SIGNATURE                                TITLE
   ---------                                -----

   /s/ Meir D. Burstin
   --------------------------
   Dr. Meir D. Burstin                    Chairman of the Board of Directors
                                          and Principal Executive Officer

   /s/ Dror Israel
   --------------------------
   Dror Israel                            Chief Accounting and Financial Officer

   /s/ Eli Fruchter
   --------------------------
   Eli Fruchter                           Director

   /s/ Benjamin Gaon
   --------------------------
   Benjamin Gaon                          Director

   /s/ Ran Giladi
   --------------------------
   Dr. Ran Giladi                         Director

   /s/ Karen Sarid
   --------------------------
   Karen Sarid                            Director

   /s/ David Schlachet
   --------------------------
   David Schlachet                        Director

   Puglisi & Associates
   By: /s/ Gregory F. Lavelle
   --------------------------
   Gregory F. Lavelle                     Authorized Representative in the
   Managing Director                      United States